AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

AUTOBYTEL INC

Moderator: Roger Pondel
March 9, 2011
5:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to Autobytel announces fourth quarter earnings and year-end results for 2010 conference call.

At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session, and instructions will be given at that time.  If anyone requires operator assistance during today's call, please press star, then 1 on your touch-tone phone.  As a reminder, today's call is being recorded.

At this time, I would now like to turn the conference over to Mr. Roger Pondel, investor relations for Autobytel.  Sir, you may begin.

Roger Pondel:	Thank you, Operator. And hello, everyone, and welcome to Autobytel's 2010 fourth quarter and year-end conference call.

With me on the line today are Jeffrey Coats, President and Chief Executive Officer, and Curtis Dewalt, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind you that during today's call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the safe harbor statements contained in today's press release and in the company's public filings with the Securities and Exchange Commission.

Actual events and results may differ materially from those forward-looking statements.  Specifically, please refer to the company's Form 10-K for the years ended December 31, 2009 and 2010, expected to be filed within the next

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

few days, as well as the company's interim reports filed on Form 10-Q and other filings with the SEC.  These filings identify the principal factors that could cause results to differ materially from those forward-looking statements.

Slides are included with today's presentation to help illustrate some of the points being made and discussed during this call.  You can access them by clicking on the link in today's press release or by going to Autobytel's website at www.autobytel.com.  When there, go to “Investor Relations” and then to “Events & Presentations.”

Also, please note that during the call we will be discussing adjusted operating expenses, a non-GAAP financial measure as defined by SEC Regulation G.  A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included in the slides posted on the Autobytel website.

With that, I would now like to turn the call over to Jeff.

Jeffrey Coats:	Thank you, Roger.

Good afternoon, everyone.  I'm excited to be updating you today on our progress.  As a result of our September 2010 acquisition of Cyber Ventures and Autotropolis, we have every belief that Autobytel is now the largest generator of new car purchase requests in the country.  Our ongoing efforts and the momentum coming out of this acquisition have clearly set the stage for continued revenue growth and additional margin improvement.

As the automotive industry continues its path of steady improvement and Autobytel continues to execute on its business plan, we believe that profitability and positive cash flow will be achieved in the second quarter of 2011.

After Curt reviews our financial performance, I'll return to discuss some of our key initiatives and explain why we believe Autobytel is well positioned to capitalize on the turnaround of the U.S. auto market.  Curt?

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

Curtis Dewalt:	Thank you, Jeff. I'll remind everyone that the slides we're referring to on today's call can be found on our website under “Investor Relations” and then “Events & Presentations.”

As you can see on slides 3 and 5, total revenues for the fourth quarter grew 20% from 2009 to $14.7 million and were up 14% on a sequential basis.  This marks the third consecutive quarter of sequential revenue gains and the first time in more than three years of fourth quarter revenue growth in a year-over-year basis.

These increases are principally due to the acquisition of Cyber Ventures and Autotropolis, which drove substantial expansion of our auto purchase request business, partially offset by a decline in advertising revenue on both a year-over-year and sequential basis.

As a result of the significantly higher number of internally generated purchase requests and thus the improvement in quality of our overall requests, we've seen an increase in demand from our existing wholesale customers, including OEMs, certain large dealer groups and third-party online automotive lead distributors.  In addition, we've been able to attract new OEM customers.

Total auto purchase request revenue grew 26% from last year's fourth quarter, led by a doubling in our OEM and other wholesale purchase request channels compared with a year ago.  On a sequential basis, auto purchase request revenue rose 20%, led by a 60% gain in OEM and other wholesale purchase requests.  Much of this is due to the acquisition.

We delivered approximately 917,000 auto purchase requests in the fourth quarter of 2010, up 37% from last year's fourth quarter and up 32% sequentially.  The improvement reflects an increased delivery of purchase requests into our OEM and other wholesale channels.  It has been a real bright spot over the last several years.  Somewhat offsetting this is both a 15% decline in purchase requests to dealers, as well as overall dealer purchase request revenue.

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

These declines are the result of our eliminating certain lower-quality purchase request suppliers during the first half of 2010, thereby impacting the number of purchase requests available for delivery to dealers.  This was offset in large part by increased volume later in the year and the fact that the number of dealers in our network increased versus the fourth quarter of the prior year period.

As seen on slide 4, our dealer network comprised approximately 3,800 new and used dealers, up 27% on a year-over-year basis and up 12% on a sequential basis.  There were 256 finance dealers in our network at the end of 2010 – an increase of 16% from the same period of last year, but flat sequentially.

Finance request revenue rose for the year as credit became more available to consumers.  Finance request revenue grew 39% to $1.6 million from last year's fourth quarter, but was down slightly on a sequential basis related to seasonality.

We delivered approximately 98,000 purchase finance requests in fourth quarter of 2010, which was 29% higher than a year ago quarter and down 16% sequentially.

Advertising revenue declined 39% in the fourth quarter compared with last year and was down 17% sequentially.  The decreases are due to a reduction in total monetized page views across our websites, which was reflective of a strategy to eliminate poor quality traffic we canceled in late 2009, plus others in early 2010.

While the acquisition of Cyber Ventures and Autotropolis added significant monthly page views, it will be some time before we can fully monetize that opportunity from an advertising perspective.  However, our click-through rates were at an all-time high during 2010, running more than twice the current online industry average.  This type of performance strengthens our position as we focus on generating a greater number of visitors to our sites.

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

Revenue totaled $51.5 million for the full year ended December 31, 2010, versus $52.9 million for the prior year period.  The purchase requests for 2010 grew 3% over 2009, as we had a greater mix of OEM and other wholesale revenue.

Advertising revenue totaled $3.8 million for 2010, compared with $6.5 million for 2009.  Gross margin increased to 39.3% for 2010 fourth quarter, up from 39.1% a year ago and 36.8% in the 2010 third quarter.  The improvement primarily relates to a greater mix of internally-generated auto purchase requests.

With approximately 70% of all our purchase requests now coming directly from Autobytel's network of sites, we believe there is significant opportunity for additional margin enhancement moving forward.

To reiterate what we said last quarter, assuming revenue mix and other factors remain relatively static, we believe that we could see additional gross margin improvements of several hundred basis points throughout 2011.

For the full year 2010, gross margin improved to 37.8% from 35.8%t for last year.  Slide 6 shows a cost structure on an adjusted basis in the changes in headcount over the past three years.  Total adjusted operating expenses were $7.5 million for 2010 fourth quarter, up from $5.9 million for the 2009 fourth quarter.  The reconciliation includes $1 million in severance expense in the fourth quarter related to headcount reductions, amortization and acquisition-related costs, which we did not have in the prior year.

You'll remember last quarter we initiated actions to reduce headcount, eliminating approximately 20 positions and $3.2 million of annualized expenses.  Additionally, we've identified approximately $1.8 million of annualized non-headcount-related operating expense savings and approximately $1.3 million of annualized cost of revenue savings.

Over the long term, we have taken out more than $6 million of total annualized costs from our P&L, which we would expect to see reflected in future periods.

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

Total operating expenses for 2010 were $28.5 million, compared with $24.1 million in the prior year.  2010 includes $1 million of severance, $700,000 of acquisition expense, $700,000 of acquisition operating expenses, and $400,000 of acquisition amortization that were not included in the prior year.

Non-cash share-based compensation for the fourth quarter of 2010 was $298,000, compared with $319,000 for last year.  Depreciation and amortization was $499,000 for the most recent quarter versus $355,000 in the 2009 fourth quarter.  The net loss for 2010 fourth quarter totaled $3.3 million, or 7 cents per share, compared with $970,000, or 2 cents per share, a year ago.

Net loss for 2010 totaled $8.6 million, or 19 cents a share, compared with $2.4 million, or 5 cents per share, for 2009, which included $1.2 million, or 3 cents per share, in income from discontinued operations.  Our cash and equivalent balance stood at $8.8 million at December 31, 2010, down from $10.3 million at September 30, 2010, and $25.1 million one year ago.  The decrease in cash relates primarily to the purchase of Cyber Ventures and Autotropolis, as well as the $1 million investment in DriverSide, which we discussed last quarter.

We are also now carrying a $5 million convertible note from the acquisition on our balance sheet, which pays simple interest at the rate of 6% a year.

With that, I'll turn the call back to Jeff.

Jeffrey Coats:	Thank you, Curt.

As you know, the auto industry has been making steady improvement over the past several months, and forecasts call for continued growth, as you can see on slide 7.  When you consider that half of all cars on the road in the United States are at least 10 years old and 35% of them are older than 12 years, it is no surprise that we are beginning to witness true pent-up demand that will need to be fulfilled.

The automotive industry ended 2010 with a strong showing, and January and February 2011 are significantly more robust than January and February 2010.  Industry sources indicate this may lead to further upside in vehicle sales this

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

year, evident by the fact that major forecasters are already increasing their 2011 estimates.

According to a recent J.D. Power update, auto sales are expected to grow 12% in 2011, with additional growth of 16% in 2012.  During the recent National Automobile Dealers Association convention in San Francisco the mood was more positive than it has been for quite some time.

As shown on slide 8, if history relating to post-recession car sales is repeated, a relatively strong rebound in car sales is indicated in the coming years.  While the environment over the past several years certainly challenged nearly all participants in the automotive industry, we believe the actions we have taken have positioned us well to take advantage of the upturn in the sector.

Our acquisition of Cyber Ventures and Autotropolis has truly been a game-changer for the company.  With nearly 6 months of operating history behind us, we are pleased with the contributions of these companies.  We are now self-generating the majority of our new car purchase requests through Autobytel's network of websites, and as I said at the start of the call, we believe Autobytel has now become the largest generator of new car purchase requests in the country.

Internally-generated purchase request volume has grown by nearly 180% since the acquisition.  As a result, purchase request quality has significantly improved, and demand for purchase requests from our OEM and other wholesale channel partners has increased.

It is important to note that our major competitors in the new car purchase request distribution industry acquire substantially all of their requests from third parties, including a meaningful amount from Autobytel.  Conversely, our consumer-facing websites provide us a significant competitive advantage since we are not dependent on partners whose requests can sometimes be of lower quality, less reliable volume and subject to unfavorable and changing business rules.

As you can see on slide 9, internally-generated purchase requests now make up approximately 70% of all Autobytel purchase requests, which is already in

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

excess of our original goal for 2011.  Over time, we now believe we can increase this to the 75% to 80% range, while acquiring the remainder of our purchase requests from trusted partners.

Slide 10 demonstrates the more than double pro forma increase in our internally generated purchase request volume we expect to see during 2011, which further increases our gross margins as well as our key quality metrics.

The acquisition has also been a key contributor to improving margins.  Fourth quarter gross margin improved 2.5 percentage points from the third quarter of 2010.  In addition to improving purchase request quality to drive margin enhancements, we have several additional initiatives underway that are intended to provide even more margin upside, including improved management of our dealer base to optimize lead delivery.  We expect these efforts to add several hundred basis points to our gross margin throughout 2011.

As I mentioned, purchase request quality has improved significantly and is supported anecdotally by program reports received periodically from our OEM and other wholesale customers.  In one OEM relationship, we are now performing more than 20% above program average.  We are also seeing an increase in demand in general for our internally-generated purchase requests from existing customers, further indication of the performance of our requests.

As we continue to integrate Cyber Ventures and Autotropolis into Autobytel's operations, our objective is to generate further improvements in performance and close rates, in addition to refining our SEM and SEO techniques.  Self generation of purchase requests is by far the most efficient and effective way to drive quality, margin enhancement and profitability.

High quality purchase requests that convert to sales for our dealer, OEM and other wholesale customers is of the utmost importance in our industry, making our investment in ensuring quality a sound one.  As I've said before, the higher the quality of our purchase requests, the stronger our customer relationships and the greater our ability to retain them and increase our business with them.

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

If you followed us for the past several quarters, you know that growth in our OEM and other wholesale programs has been quite strong.  In fact, we now deliver more purchase requests to OEMs and other third parties in the automotive lead distribution industry than we do to dealers, even though our dealer base has grown consistently for five consecutive quarters.

In the fourth quarter of 2010, our total dealer count including both new and used dealer franchises grew in the low double digits on a percentage basis from the prior year.  It is this growing customer base that provides the foundation from which to deliver innovative products and services and generate new revenue streams.

For example, our WebLeads+ program, which helps increase purchase request volume through a dealer's website by presenting potential in market buyers with a special offer, coupon or incentive at the time they are actively searching for a car, is now being used by approximately 10% of our dealers.

Since we launched this program in the third quarter of 2010, many customers have reported that dealership purchase request volume has grown by 50% to 100%.

Similarly, our iControl by Autobytel™ product, which is now used by approximately one-third of our new car dealers, is the only offering of its kind giving car dealers the flexibility to custom configure their mix of online purchase requests to reflect real-time inventory and other local market activities.  It has been quickly adopted by dealers who want to better match their marketing spend to their actual inventory to maximize ROI.

In response to requests from our dealers, we launched DealershipJobs.com in early February 2011.  This website, which is the first comprehensive industry-specific job portal, helps dealers attract high-quality employees.  There are currently more than 5,000 automotive jobs posted on the site, including sales, finance, management and service positions.

We're working now to include additional functionality, such as job seeker advice, including resume tips, interviewing strategies and certified training for dealer positions.  At present, the site is free to dealers and job seekers;

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

however, we believe that as a degree of scale is achieved from a traffic perspective, we expect to generate advertising and other revenues from the site.

As with all of our dealer products, our primary goal is to help our dealer and OEM customers sell more new and used vehicles.  So in the coming months, based on customer feedback, we plan to launch additional products and services that will improve dealer and OEM efficiencies while creating added revenue streams for Autobytel.

With approximately 12 million monthly page views across our network of websites and click-through rates at nearly twice the online industry average, we are continuing to work on attracting and monetizing an even broader base of users.  The Internet remains a vibrant and useful medium for automotive consumers regardless of where they are in the ownership life cycle, from purchase to maintenance to resale.

Toward that goal, we are completing a major upgrade of our flagship site, Autobytel.com, that will incorporate many new features that we believe are key to driving more users to our site and, importantly, keeping them there continually for the full automotive life cycle.

The new and enhanced site, which is on schedule to launch in June of this year, will reflect our research on consumer, Internet and automotive shopping behavior, coupled with design and navigation principles that we think will provide consumers with a more customized and contemporary automotive experience.

As you can see on slide 11, although many automotive dealers and all OEMs use the Internet as an efficient way to reach consumers through a variety of marketing programs, J.D. Power recently reported that third-party sites such as Autobytel are used by consumers more frequently than any other type of site, including dealer and manufacturer sites, in the six months prior to purchasing a vehicle.

Among the most interesting and useful content we are adding to Autobytel.com is the MyGarage® feature, which I touched on last quarter.

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

Through an alliance with and an investment in DriverSide, our MyGarage® product will be powered by the industry's leading online vehicle ownership experience.  MyGarage® gives users access to personalized advice on a wide variety of car ownership subjects, such as auto insurance, financing, parts and accessories, warranty updates, service and maintenance, cost of ownership and recall information.

MyGarage®, which aggregates a consumer's ownership information in one place, is currently in beta on our existing site and will be fully integrated when Autobytel.com re-launches in June.

By touching the consumer at numerous points in the automotive ownership life cycle, we are enabling the Autobytel brand to interact with consumers on an ongoing basis rather than only every three to seven years when they are actively in market to purchase or lease their next vehicle.  Through this strategy, we are creating attractive new monetization opportunities.

In fact, just this morning, we announced an alliance between our Car.com property and Kelley Blue Book.  This alliance is designed to offer visitors to kbb.com who are challenged with credit direct access to Car.com's network of participating dealers and lenders.  We plan to discuss this and other highly scalable opportunities in more detail in the coming months as we make additional progress.

We're also making headway on our new data and analytics products which leverage the significant amount of auto purchase intender data that we continuously gather.  We believe that our data captures approximately 25% to 35% of in-market demand at any point in time, and it is important to note that this data reflects actual shopping behavior versus self-reported statistics.

Through our new partnership with Datran Media Aperture product, we are combining Autobytel's real-time auto purchase and tender data with their demographic, financial and behavioral information.  The resulting data will provide invaluable intelligence for auto manufacturers, large dealer groups, advertising agencies and publishers to help them better understand automotive

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

consumers in an effort to more effectively plan and optimize marketing investments.

This high-margin opportunity, which takes advantage of the data we already own, has been well received by OEMs and their agencies, which report that this type of information is invaluable in helping them analyze, select, serve and measure their digital media efforts.

While our advertising revenues have declined over the last 2 years, as we focused instead on successfully reinvigorating our primary purchase request programs, we are well positioned to take advantage of several positive trends.

As the market for Internet advertising picks up, our strong click-through rate and focus on increasing monthly page views will serve us well.  As a result of performance and page view actions, for the first time in several years, we are delivering on our page view commitments to advertisers and in many cases over-delivering.

Through the upcoming re-launch of Autobytel.com, along with other initiatives underway, we believe we have the ability to improve ad performance on our sites, driving greater advertiser demand and revenue.

Over the last two years, we have evolved and refined our business to improve shareholder value.  Our efforts to drive that value are founded in our commitment to our customers through our ability to bring innovative solutions to market.

To that end, the continued upturn in the U.S. automotive market will enable Autobytel to further solidify its position and allow us to continue to pursue additional strategic growth opportunities.

Thank you for your continued interest and support.  Joe, we'll now take questions.

Operator:	Thank you, sir. Ladies and gentlemen on the phone, if you have a question at this time, please press star, then 1 on your touch-tone phone. If your question

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

has been answered or you wish to leave the queue for any reason, please press the pound key.

Once again, ladies and gentlemen, if you have a question at this time, please press star, then 1 now.

Our first question comes from Neil Chatterji with Craig-Hallum.

Neil Chatterji:
Hey, guys.  I'm actually calling in for Steve Dyer.  First question, if you could maybe just add a little bit more color, just kind of around a new website launch, what kind of impact do you think that might have on kind of operating expenses and kind of the run rate there?

Jeffrey Coats:
The expenses related to the website launch are doing the re-design and the re-build and the re-platform, are pretty much already embedded in our numbers.  Some of the funds were expended during 2010.  There will be some amount in the first half of 2011, but not anything major.

Neil Chatterji:	OK. And then just in terms of functionality, what kind of benefits do you see being generated from the new design? I know you spoke a little bit about it, but if you can just elaborate a little bit.

Jeffrey Coats:
Sure.  It's a combination of making it easier for consumers to find the information they need for their next vehicle purchase, whether it's new or used, better navigation, enhancement to the configurator and the comparison sections in there.  We're also adding, as we've talked about, the MyGarage® feature, which really moves into the full life cycle of ownership, which is an area that we've really not been involved in historically.

So, it will allow us to stay in touch with the consumer the whole time they own it, which will be great for us both from a revenue generation opportunity with some of the new opportunities out of auto insurance, auto warranties and parts and accessories that will be generated through our relationship with DriverSide, which will be powering the MyGarage® section, as well as

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

keeping us in touch with that consumer while they own a vehicle and as they're ready to then move into the next purchase.

So, instead of having to go back out into the market, as we have had to historically, through our own SEM, SEO, advertising marketing activities, we'll be with that consumer the entire ownership cycle, and it'll be easy for us to take them by the hand and lead them to our member dealers as they're ready to move in to their next vehicle.  So we're very excited about that.

Neil Chatterji:
OK.  OK, great.  And then I guess one last question, if I can sneak it in.  Just in terms of the competitive environment, if you can maybe talk a little bit more about that, maybe the pricing environment.

Jeffrey Coats:
From a retail standpoint, I think pricing in the retail market, i.e., the dealer market, is reasonably stable.  It's been reasonably flat for some time.  We're not seeing any downward pricing pressure, in fact, the opposite in many cases.

The new iControl by Autobytel™ product that we've introduced allows dealers to buy out of multiple different sectors – research, car-buying sites, enthusiast sites, etc.  The leads that we generate internally all go into the research site, and in many cases, depending upon certain factors, we're able to charge more for those purchase requests than we have been historically.

Neil Chatterji:	OK. OK. That's it for me. So, thanks.

Jeffrey Coats:	Thank you, Neil.

Operator:	Once again, ladies and gentlemen, if you have a question at this time, please press star, then 1 now. Our next question comes from Noah Steinberg with G2 Investment Partners.

Noah Steinberg:	Hi, guys.

Jeffrey Coats:	Hi, Noah.

Noah Steinberg:	Hi. On the 917,000 leads that you delivered – I think that's the number that you gave – what percentage of that roughly was retail versus the OEM/enterprise?

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

Jeffrey Coats:	About 30% of it was retail, and the remainder went into our wholesale channel.

Noah Steinberg:	And what was that last quarter?

Jeffrey Coats:	You mean third quarter?

Noah Steinberg:	Yes.

Jeffrey Coats:	Probably about 40% retail, with the remainder being wholesale.

Noah Steinberg:	OK. And what was the – maybe I missed this also – but the revenue from new car leads and the revenue from used car leads? I think you had broken that out in the past.

Jeffrey Coats:	I believe it's broken down on one of the slides.

Curtis DeWalt:	Slide 5.

Jeffrey Coats:	Yes, slide 5 shows it. So it would have been $5.4 million – oh, you're asking new and used.

Noah Steinberg:	New and used. That was in previous slides – previous slide decks that you guys had put out in older presentations.

Jeffrey Coats:	Yes, I think Curt mentioned it in his section. I don't actually have that at my fingertips.

Noah Steinberg:	OK. I'll just wait for the webcast. I'll just get it.

Jeffrey Coats:	Sorry.

Noah Steinberg:	No problem. Thanks.

Jeffrey Coats:	Thank you.

AUTOBYTEL INC
Moderator: Roger Pondel
03-09-11/5:00 p.m. ET
Confirmation # 46653670

Operator:
Once again, ladies and gentlemen, if you have a question at this time, please press star, then 1 now.  I'm showing no further questions.  I'll now turn the call back over to Mr. Coats for closing remarks.

Jeffrey Coats:	Thank you, Joe.

Again, thanks, everybody, for taking the time on the call today.  You'll be hearing more from us in the coming weeks and months.  We're very much looking forward to a very good 2011.  Thank you all for your interest.  Have a good day.  Bye.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may now disconnect. Everyone, have a great day.

END

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4Q 2010 RESULTS
March 9, 2011
Welcome to Autobytel.com The
auto-centric, auto-savvy site with
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and expert advice about
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Virtually any
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Copyright (c) 2011 Autobytel Inc.
SAFE HARBOR STATEMENT
AND NON-GAAP DISCLOSURES
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to the company’s belief regarding the achievement of profitability and positive cash flow for the second quarter 2011, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; the failure to integrate the Cyber Ventures and Autotropolis acquisition and other matters disclosed in Autobytel’s filings with the Securities and
Exchange Commission. Investors are strongly encouraged to review the Annual Report on Form 10-K for the year ended
December 31, 2009 and December 31, 2010, which is expected to be filed within the next few days, and other filings with the
Securities and Exchange Commission for a discussion of risks and uncertainties that could affect business, operating results, or financial condition of Autobytel and the market price of the company’s stock. In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of its Form 10-K.
This presentation includes a discussion of “Adjusted Operating Expense,” which is a non-GAAP financial measure. The company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company's business and results of operations. This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.
Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-
GAAP financial measures having the same or similar names. In addition, the company may incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-
recurring.

2009				2010			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue (\$M)	\$ 13.9	\$ 13.4	\$ 13.4	\$ 12.3	\$ 11.8	\$ 12.1	\$ 12.9	\$ 14.7
Gross Margin	35.9%	32.9%	35.5%	39.1%	40.2%	35.0%	36.8%	39.3%
Operating Expenses (\$M)	\$ 5.5	\$ 6.6	\$ 6.2	\$ 5.9	\$ 4.1	\$ 7.5	\$ 7.9	\$ 9.0
Adjusted Operating Expenses (\$M)[1]	\$ 7.7	\$ 6.5	\$ 6.2	\$ 5.9	\$ 6.9	\$ 7.1	\$ 7.4	\$ 7.5
Net Income / (Loss) (\$M)	\$ (0.4)	\$ (0.3)	\$ (0.8)	\$ (1.0)	\$ 0.8	\$ (3.0)	\$ (3.1)	\$ (3.3)
Operating Cash Flow (\$M)	\$ (1.6)	\$ (0.8)	\$ (2.0)	\$ (0.2)	\$ 1.4	\$ (2.2)	\$ (2.9)	\$ (0.6)
Closing Stock Price	\$ 0.27	\$ 0.43	\$ 0.70	\$ 1.00	\$ 1.05	\$ 1.14	\$ 0.87	\$ 0.86

autobytel
Your Lifetime Automotive Advisor

Copyright (c) 2011 Autobytel Inc.
Comments
▪ Sequential revenue increases for the third consecutive quarter
▪ Gross margin improves versus the prior year and sequentially
FINANCIAL OVERVIEW
1  See slide 6 for reconciliation

Autobytel Dealers
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
-
Q109
Q209
Q309
Q409
Q110
Q210
Q310
Q410
New
Used
Specialty Finance
Other

autobytel
Your Lifetime Automotive Advisor

Copyright (c) 2011 Autobytel Inc.
Comments
▪ New franchises up 12% sequentially and 24% over the previous year as a result of both organic growth and the acquisition
▪ Used dealers up 2% sequentially and 15% year-over-year as a result of organic growth
▪ Dealers participating in other revenue products grew sequentially over 150% in Q4
DEALER BASE

Autobytel Revenue ($M)
13.9
13.4
13.4
12.3
11.8
12.1
12.9
14.7
1.7
1.5
3.0
7.6
1.8
1.4
3.0
7.3
1.6
1.3
3.1
7.3
1.4
1.1
3.4
6.3
1.1
1.5
3.1
6.1
0.9
1.7
3.4
6.1
1.0
1.8
4.3
5.8
0.9
1.6
6.8
5.4
Q109
Q209
Q309
Q409
Q110
Q210
Q310
Q410
Dealer Automotive
Wholesale/OEM Automotive
Specialty Finance
Website Advertising

Quarterly US Light Vehicle Sales (Millions)
2.6
3.0 (1)
2.6
2.5
3.1
3.0
3.0
Q209
Q309
Q409
Q110
Q210
Q310
Q410

Your Lifetime Automotive Advisor

Copyright (c) 2011 Autobytel Inc.
Comments
▪ OEM and other wholesale purchase request revenue up 100% over the prior year and 60%
 sequentially as a result of both organic growth and the acquisition
▪ Dealer revenue down due to the elimination of low quality purchase request suppliers and seasonality
▪ Specialty finance purchase request revenue up 39% over prior year, but down 8% sequentially as a result of seasonality
REVENUE RESULTS
Source: Automotive News
(1) Cash for Clunkers Program occurred in Q3 2009

Adjusted Operating Expense ($M)
Adjusted OPEX
Acquired OPEX
18
16
14
12
10
8
6
4
2
0
16.2
12.4
10.4
9.3
7.7
6.5
6.2
5.9
6.9
7.1
7.4
7.5
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
Q110
Q210
Q310
Q410
Headcount
259
230
210
155
109
107
115
112
126
136
147
124

GAAP Reconciliation

($ in millions)	2009 Q1	2009 Q2	2009 Q3	2009 Q4	2010 Q1	2010 Q2	2010 Q3	2010 Q4
GAAP Operating Expenses	$5.5	$6.6	$6.2	$5.9	$4.1	$7.5	$7.9	$9.0
Patent Settlement[1]	2.7	0.2	0.0	0.0	2.8	0.0	0.1	0.1
Tender Defense		(0.3)						
Severance[2]	(0.5)					(0.4)	(0.1)	(1.0)
Acquisition Costs[3]							(0.4)	(0.3)
Acquisition Amortization[4]							(0.1)	(0.3)
Adjusted Operating Expenses	$7.7	$6.5	$6.2	$5.9	$6.9	$7.1	$7.4	$7.5

Copyright (c) 2011 Autobytel Inc.
OPERATING EXPENSES
1 Includes all patent settlements
2 Severance includes associated accelerated stock compensation of $(0.1) and $(0.1) for Q210 and Q410, respectively
3 Acquisition costs consist of professional fees associated with the acquisition of Cyber Ventures and Autotropolis during 2010
4 Acquisition amortization relates to acquired intangible assets from Cyber Ventures and Autotropolis during 2010

Seasonally Adjusted Annual Rate (SAAR) US Light Vehicle Sales
(Millions Annualized)
10.7
10.3
11.7
11.2
11.5
11.0
11.5
11.4
11.7
12.2
12.3
12.5
12.6
13.4
Jan-10
Feb-10
Mar-10
Apr-10
May-10
Jun-10
Jul-10
Aug-10
Sep-10
Oct-10
Nov-10
Dec-10
Jan-11
Feb-11

Annual US Light Vehicle Sales (Millions)
16.5
16.1
13.2
10.4
11.6
12.9
15.0
15.7
2006
2007
2008
2009
2010
2011F
2012F
2013F

autobytel
Your Lifetime Automotive Advisor

Copyright (c) 2011 Autobytel Inc.
Comments
▪ The automotive market appears to have stabilized in 2010
▪ 2010 US light Vehicle Sales were 11.6M, up over 10% from 2009
▪ Although Q4 2010 vehicle sales were essentially flat due to seasonality, SAAR continued to grow for the 6th consecutive month through February 2011
▪ 2011 US light vehicle sales projected to be up 12% to 12.9M
AUTO INDUSTRY SALES
Source: Automotive News, JD Power & Associates

U.S. Light Vehicle Sales, Auto and Trucks (SAAR)
Recession
Light Vehicle Sales
Current Sales Rate
Light Vehicle Sales, Auto and Trucks, Millions (SAAR)
25
20
15
10
5
0
Jan-67 Jan-68 Jan-69 Jan-70 Jan-71 Jan-72 Jan-73 Jan-74 Jan-75 Jan-76 Jan-77 Jan-78 Jan-79 Jan-80 Jan-81 Jan-82 Jan-83 Jan-84 Jan-85 Jan-86 Jan-87 Jan-88 Jan-89 Jan-90 Jan-91 Jan-92 Jan-93 Jan-94 Jan-95 Jan-96 Jan-97 Jan-98 Jan-99 Jan-00 Jan-01 Jan-02 Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11 Jan-12
http://www.calculatedriskblog.com/

autobytel
Your Lifetime Automotive Advisor

Volker Recession
US Pop. = 232M
Energy Crisis
US Pop. = 216M
US Pop. = 308M
Cash for
Clunkers
Copyright (c) 2011 Autobytel Inc.
HISTORY WOULD INDICATE A MEANINGFUL
AUTO SALES RECOVERY

Internally-Generated Purchase Requests as a Percent of Total Leads
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
Quality Improvement
Q109
Q209
Q309
Q409
Q110
Q210
Q310
Q410

autobytel
Your Lifetime Automotive Advisor

Copyright (c) 2011 Autobytel Inc.
Comments
▪ Internally generated purchase request volume continued upward momentum, nearing 70% of all purchase requests after the acquisition
▪ Performance now approximately 20% above program average for a large OEM partner
WEBSITE PURCHASE REQUESTS INCREASING

2009
Actual
11%
89%
Gross Margin = 35.8%
3rd Party
Internally Generated

2010
Actual
54%
46%
Gross Margin = 37.8%
3rd Party
Internally Generated

2011
Estimate
30%
70%
Further Gross Margin Expansion
3rd Party
Internally Generated

Your Lifetime Automotive Advisor

2.7 Million Total
Purchase Requests
4.0 Million Total
Purchase Requests
2.9 Million Total
Purchase Requests
▪ Major competitors in consumer purchase request distribution acquire substantially all of their purchase requests from third parties
▪ Combination of internal purchase request generation and strong distribution creates significant competitive advantage for Autobytel and drives higher gross margins
Comments
Copyright (c) 2011 Autobytel Inc.
AUTOBYTEL INTERNALLY-GENERATED
PURCHASE REQUESTS

(percent of Internet users viewing automotive sites)
Source: J.D. Power and Associates, October 2010.
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
79%
68%
43%
Third Party Sites (like Autobytel)
OEM Sites
Dealer Sites

Comments

autobytel
Your Lifetime Automotive Advisor

Third Party Internet Sites Outperform
Copyright (c) 2011 Autobytel Inc.
▪ 3rd Party sites, like Autobytel.com, provide objective and credible information to the automotive consumer
▪ During the six months prior to purchase, consumers visit 3rd party sites most often